Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is entered into by and between Midstates Petroleum Company, Inc. (the “Company”) and Stephen C. Pugh (“Executive”), effective as of the date indicated on Executive’s signature block below (the “Effective Date”).  Executive and the Company are referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company and Executive are parties to that certain Executive Employment Agreement made and entered into as of April 25, 2012 (the “Employment Agreement”);

WHEREAS, Executive’s employment with the Company will be deemed to have ended effective as of October 3, 2013 (the “Separation Date”); and

WHEREAS, the Parties wish for Executive to receive certain severance benefits, which such benefits are conditioned upon Executive’s entry into, and non-revocation of, this Agreement; and

WHEREAS, for the purposes of avoiding the uncertainty, expense, and burden associated with any dispute, the Parties desire to settle any potential disputes, including without limitation those that may arise by virtue of either the employment relationship that existed between them or the end of the employment relationship.

NOW, THEREFORE, in consideration of the promises and benefits set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Executive and the Company, the Parties agree as follows:

1.                                      Separation from Employment.  Executive’s employment with the Company shall be deemed to have ended as of the Separation Date.

2.                                      Severance Payment and Benefits.  Provided that Executive executes this Agreement and returns it to the Company so that it is received no later than October 21, 2013, and does not exercise his revocation rights pursuant to Section 6 below and abides by his continuing obligations hereunder (including, without limitation, the Restrictive Covenants, as defined below), then the Company shall:

(a)                                 pay to Executive his accrued 2013 bonus, to be paid in such amount and at such time as the Company’s Board of Directors determines pursuant to the terms and conditions of the Company’s 2013 Short-Term Incentive Plan, which shall serve as full satisfaction of the Accrued Incentives under the Employment Agreement;

(b)                                 provide Executive with a payment for the Average Bonus (as defined in Section 4(d)(3) the Employment Agreement) equal to $88,000, which shall be paid to Executive on the Delayed Payment Date (as defined in Section 4(g) of the Employment Agreement);

(c)                                  continue to pay to Executive an annualized sum equal to $360,000 for a period of 18 months following the Separation Date (the “Salary Continuation”), which such Salary Continuation shall be paid in installments in accordance with the normal payroll practices of the Company; provided, however, that the first installment payment shall not be made until the Delayed

Payment Date and such first installment shall include any Salary Continuation accrued during the period from the Separation Date to the Delayed Payment Date; and

(d)                                 During the portion, if any, of the 18-month period following the Separation Date that Executive elects to continue coverage for Executive and Executive’s spouse and eligible dependents, if any, under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and Section 4980B of the Internal Revenue Code of 1986, the Company shall promptly reimburse Executive on a monthly basis for the amount Executive pays to effect and continue such coverage (“COBRA Reimbursement Amounts”); provided, however, that payment of the COBRA Reimbursement Amounts by the Company to Executive shall cease immediately upon the date that Executive begins providing services to a subsequent employer.  Nothing contained herein is intended to limit or otherwise restrict Executive’s rights to continued group health plan pursuant to COBRA at Executive’s own expense following the period described in the preceding sentence of this Section 2(c).

3.                                      Complete Release of Claims.

(a)                                 In exchange for the consideration received by Executive herein, which such consideration Executive was not entitled to but for his entry into this Agreement, Executive hereby releases, discharges and forever acquits the Company, each of its affiliates and subsidiaries, and their respective past, present and future members, shareholders, owners, investors, partners (including but not limited to general partners and limited partners), directors, trustees, officers, managers, employees, agents, attorneys, heirs, legal representatives, insurers, employee benefit plans (including fiduciaries and administrators of any such plans) successors and assigns of the foregoing, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and hereby waives, any and all claims, damages, or causes of action of any kind related to Executive’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter occurring on or prior to the date that Executive executes this Agreement, including without limitation any alleged violation through the date that Executive executes this Agreement of:  (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991, as amended; (iv) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Executive Retirement Income Security Act of 1974, as amended; (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the National Labor Relations Act, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Family and Medical Leave Act of 1993, as amended; (xi) any state or federal anti-discrimination or anti-retaliation law, (xii) any state or federal wage and hour law; (xiii) any other local, state or federal law, regulation or ordinance; (xiv) any public policy, contract, tort, or common law claim; (xv) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in the matters referenced herein; (xvi) any and all rights, benefits or claims Executive may have under the any employment contract (including without limitation the Employment Agreement) except to the extent expressly provided for under this Agreement; and (xvii) any and all claims Executive may have arising as the result of any alleged breach of contract, compensation plan or agreement with any Company Party (collectively, the “Released Claims”).  This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious.  Rather, Executive is simply agreeing that, in exchange for the consideration recited in the first sentence of this paragraph, any and all potential claims of this nature that Executive may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived.  By signing this Agreement, Executive is bound by it.  Anyone who succeeds to Executive’s rights and responsibilities, such as heirs or the executor of Executive’s estate, is also bound by this Agreement.  This release also applies to any claims brought by any person or agency or class action under which Executive may have a right or benefit.  THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

(b)                                 Notwithstanding this release of liability, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions.  Further, in no event shall the Released Claims include (i) any claim which arises after the date that this Agreement is executed by Executive, or (ii) any claim to vested benefits under an executive benefit plan.

(c)                                  Executive represents that Executive has not brought or joined any lawsuit or filed any charge or claim against any of the Company Parties in any court or before any government agency and has made no assignment of any rights Executive has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims.

4.                                      Executive’s Representations.

(a)                                 In entering into this Agreement, Executive expressly acknowledges and agrees that he has received all leaves (paid and unpaid) to which he was entitled during his employment and he has received all wages and benefits and been paid all sums that he is owed or ever could be owed by the Company and the other Company Parties (other than as expressly provided for in this Agreement).  Executive further acknowledges and agrees that, with the exception of any amounts owed to him pursuant to this Agreement, he has no entitlement to any further sums from the Company or any other Company Party, including, but not limited to, any bonuses, severance or other payments.  This Agreement extinguishes all rights, if any, that Executive may have and ever may have, contractual or otherwise, relating to or arising out of the Employment Agreement and Executive acknowledges that, in entering this Agreement, all of the Company’s obligations under the Employment Agreement are deemed satisfied in full.  For the avoidance of doubt, Executive expressly acknowledges and agrees that this Agreement extinguishes any and all rights that he has or ever may have under the Employment Agreement and that he has no further rights to any payments or potential payments under the Employment Agreement (including, without limitation, under Section 4(d) of the Employment Agreement).  Notwithstanding the foregoing or any other provision in this Agreement, to the extent not already paid or provided as of the date of this Agreement, nothing herein shall waive Executive’s right or entitlement to the Accrued Obligations,.

(b)                                 By executing and delivering this Agreement, Executive expressly acknowledges that:

(i)                                     Executive has carefully read this Agreement;

(ii)           Executive has had at least twenty-one (21) days to consider this Agreement before the execution and delivery hereof to the Company;

(iii)          Executive has been and hereby is advised in writing to discuss this Agreement with an attorney of Executive’s choice and that Executive has had adequate opportunity to do so prior to executing this Agreement; and

(iv)          Executive fully understands the final and binding effect of this Agreement; the only promises made to Executive to sign this Agreement are those stated herein; and Executive is signing this Agreement voluntarily and of Executive’s own free will, and that Executive understands and agrees to each of the terms of this Agreement.

(c)                                  Executive acknowledges and agrees that in connection with his employment with the Company, he has obtained Confidential Information, as defined in the Employment Agreement, and that he has continuing obligations to the Company pursuant to Sections 7, 8 and 9 of the Employment Agreement (collectively, the “Restrictive Covenants”).  For clarity, the Non-Competition section of the Employment Agreement will apply to the named parishes in Louisiana, listed on Exhibit A to the Employment Agreement, and the following counties in Oklahoma: Woods, Alfalfa, Lincoln, Roger Mills, Dewey, Ellis and Woodward; and the following counties in Texas: Lipscomb, Ochiltree and Hansford; and for the avoidance of doubt shall not include any other geographic areas.  In entering into this Agreement, Executive acknowledges the continued effectiveness and enforceability of the Restrictive Covenants and expressly reaffirms his commitment to abide by the terms of the Restrictive Covenants, except to the extent that any act or omission by Executive that would otherwise be prohibited by the Restrictive Covenants is expressly permitted by the Board of Directors of the Company in writing.

5.                                      Incentive Unit Awards.  Executive acknowledges and agrees that the 200 Class B Incentive Units held by Executive as of the Separation Date shall be, pursuant to the First Amendment to Amended and Restated Limited Liability Company Agreement of Midstates Incentive Holdings LLC, effective as of June 1, 2012, “capped” or limited to the Termination Date Amount, as defined therein.  Executive further acknowledges and agrees the Termination Date Amount, as of the Separation Date, is $0.00, and Executive will receive no value, now or in the future, from the Executive’s ownership of Incentive Units.

6.             Restricted Shares.  Executive’s restricted shares of the Company’s common stock shall vest proportionally based on the Separation Date as follows:

4/25/2012 Grant:  On April 25, 2014, 26,923 shares shall vest; and

2/21/2013 Grant:  On February 21, 2014, 30,000 shares shall vest.

All other restricted shares for which the restrictions have not lapsed shall become null and void and shall be forfeited to the Company as of the Separation Date, in accordance with the terms of the restricted stock agreement pursuant to which such restricted shares were granted and such terms shall not be further altered by this Agreement.

7.             Revocation Rights.  Notwithstanding the initial effectiveness of this Agreement, Executive may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Executive executes this Agreement (such seven day period being referred to herein as the “Release Revocation Period”).  To be effective, such revocation must be in writing signed by Executive and must be delivered to the Company, care of John P. Foley, Vice President and Corporate Counsel, at 4400 Post Oak Parkway, Suite 1900, Houston, Texas 77027 (e-mail: john.foley@midstatespetroleum.com) before 11:59 p.m., Houston, Texas time, on the last day of the Release Revocation Period.  If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio.  No consideration shall be paid pursuant to Section 2 of this Agreement if this Agreement is revoked by Executive in the foregoing manner.

8.             No Waiver.  No failure by any Party hereto at any time to give notice of any breach by any other Party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9.             Applicable Law.  This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas without reference to the principles of conflicts of law thereof.

10.          Severability.  To the extent permitted by applicable law, the Parties agree that any term or provision of this Agreement that renders such term or provision or any other term or provision hereof invalid or unenforceable in any respect shall be modified to the extent necessary to avoid rendering such term or provision invalid or unenforceable, and such modification shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.

11.          Withholding of Taxes and Other Executive Deductions.  The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, local, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling.

12.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

13.          Assignment.  This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, by merger or otherwise.  The Company may assign its rights hereunder to an affiliate.  Except as set forth in the previous two sentences, and except that any payments due Executive under this Agreement shall be assignable by the Executive by will or the laws of descent and distribution, this Agreement and the rights and obligations of the Parties hereunder are personal and neither this Agreement nor any right, benefit or obligation of any Party hereto shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other Party.

14.          Amendment; Entire Agreement.  This Agreement may not be changed orally but only by an agreement in writing agreed to and signed by Executive and the Company.  This

Agreement (and the Restrictive Covenants) constitutes the entire agreement of the Parties with regard to the subject matter hereof.

15.                               Confidentiality.  Executive agrees to keep the terms of this Agreement and the discussions with the Company regarding this Agreement confidential and shall not disclose the terms of, or details about, this Agreement to any third party; provided, however, that nothing herein shall prevent Executive from making disclosures required by law or from disclosing this Agreement and the terms thereof to his spouse or legal or accounting advisors so long as such persons or entities agree to preserve the confidentiality of this Agreement.

[Signatures begin on the following page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date(s) set forth by their signatures below.

MIDSTATES PETROLEUM COMPANY, INC.

By:	/s/ John A. Crum
Name:	John A. Crum
Title:	President and Chief Executive Officer

Date:	October 3, 2013

STEPHEN C. PUGH

/s/ Stephen C. Pugh
Stephen C. Pugh

Date:	October 3, 2013